UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LeMaitre Vascular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

April 30, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of LeMaitre Vascular, Inc., which will be held at 10:00 a.m. on Wednesday, June 6, 2007, at the offices of Goodwin Procter LLP, 24th Floor, 53 State Street, Exchange Place, Boston, Massachusetts.

This booklet includes a notice of meeting and proxy statement. The proxy statement describes the business to be conducted at the meeting and provides other information that you should know when you vote your shares. Following the required business meeting we will report on the Company’s operations.

It is important that your shares be represented whether or not you attend the meeting. You can vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided.

We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

George W. LeMaitre
Chairman, President and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Time, on Wednesday, June 6, 2007

PLACE	Goodwin Procter LLP Exchange Place 24th Floor 53 State Street Boston, Massachusetts

ITEMS OF BUSINESS	(1) To elect three members of the Board of Directors for three-year terms.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on April 23, 2007.

ANNUAL REPORT	Our 2006 Annual Report, which is not a part of the proxy solicitation material, is enclosed.

PROXY VOTING	Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By Order of the Board of Directors

Aaron M. Grossman
Vice President, General Counsel and Secretary

April 30, 2007

LEMAITRE VASCULAR, INC.

PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

Why did I receive these proxy materials?

You are receiving these proxy materials in connection with the solicitation of proxies on behalf of the Board of Directors (“Board” or “Board of Directors”) of LeMaitre Vascular, Inc. (“LeMaitre”, “we”, “us”, “our” or the “company”) for use at the Annual Meeting of Stockholders on June 6, 2007 (the “Meeting”). We are sending this proxy statement to all stockholders of record as of the close of business on April 23, 2007 for delivery beginning April 30, 2007.

Who is entitled to vote at the annual meeting?

Holders of record of our $0.01 par value common stock at the close of business on April 23, 2007 will be entitled to vote at the Meeting. As of that date, there were 15,361,089 shares of common stock outstanding and entitled to vote. We are soliciting proxies on behalf of the Board of Directors to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the Meeting in person.

What will stockholders vote on at the meeting?

Two items:

•	To elect three members of the Board of Directors for three-year terms

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007

Will there be any other items of business on the agenda?

Aside from the election of directors and ratification of the appointment of the independent registered public accounting firm, the Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of the three nominees as directors; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

What are my voting rights?

Holders of our common stock are entitled to one vote per share.

How do I vote by proxy?

You may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the meeting. The persons named as attorneys-in-fact in the proxies, Aaron M. Grossman and Joseph P. Pellegrino, Jr., were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted by such persons at the Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted “FOR” the election of the nominees to the Board of Directors and “FOR” ratification of the appointment of the independent registered public accounting firm.

How do I vote in person?

If you attend the meeting, you may vote in person even if you have previously returned your proxy card. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

What can I do if I change my mind after I vote my shares?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting, or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to LeMaitre Vascular, Inc., 63 Second Avenue Burlington, Massachusetts 01803, Attention: Secretary, at or before the taking of the vote at the Meeting.

What vote is required to approve each proposal?

For Proposal 1, the election of Class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as Class I directors. For Proposal 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

What effect do abstentions and broker non-votes have?

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Who tabulates the votes?

An automated system administered by the Company’s transfer agent, Mellon Investor Services, tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

OCCUPATIONS OF DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth the director nominees to be elected at the Meeting, the directors, executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Meeting.

Name	Age	Position
George W. LeMaitre (1)	42	Chairman of the Board, President and Chief Executive Officer
David B. Roberts (1)	42	Chief Financial Officer and Director
Peter R. Gebauer (1)	53	President, International Operations
Trent G. Kamke (1)	36	Senior Vice President, Operations
Joseph P. Pellegrino, Jr. (1)	42	Executive Vice President, Finance
Aaron M. Grossman (1)	35	Vice President and General Counsel
Kevin D. Kelly (1)	39	Vice President, North American Sales
Maik D. Helmers	33	Vice President, Central European Sales
Kimberly L. Cieslak	34	Vice President, Marketing
Jonathan W. Ngau	33	Vice President, Information Technology
Ryan H. Connelly	29	Director of Research and Development
Nobuhiro Okabe	54	Country Manager, Japan
Cornelia W. LeMaitre	71	Vice President, Human Resources and Director
George D. LeMaitre, M.D.	73	Director
Lawrence J. Jasinski (2)(3)	49	Director
Michael C. Jackson (3)	67	Director
David N. Gill (2)(4)	52	Director
Duane M. DeSisto (2)(4)	52	Director
Guido J. Neels (3)(4)	58	Director

(1)	Executive officer.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Audit Committee.

George W. LeMaitre has served as our President and Chief Executive Officer, and as a member of our Board of Directors since 1992, serving as our Chairman since 2004. Previously, Mr. LeMaitre was an investment banking analyst at Lehman Brothers, an associate at the leveraged buyout firm McCown De Leeuw and a credit analyst for Connecticut National Bank. Mr. LeMaitre is also a member of the Stanford University Graduate School of Business Management Board. Mr. LeMaitre holds a B.A. in History from Stanford University and an M.B.A. from the Stanford University Graduate School of Business.

David B. Roberts has served as our Chief Financial Officer since 2000 and has served as a member of our Board of Directors since 2001. Mr. Roberts joined LeMaitre Vascular in 1997 as Vice President of Business Development. From 1994 to 1997, Mr. Roberts held several positions at BUCA, Inc., an operator of Buca di Beppo restaurants, most recently serving as Vice President of Development and prior to that as Director of Finance. From 1992 to 1994, Mr. Roberts held several positions at Hancock Venture Partners, most recently serving as an Associate. Mr. Roberts holds a B.A. in Business Economics and History magna cum laude from Brown University and an M.B.A. from the Stanford University Graduate School of Business.

Peter R. Gebauer has served as our President, International Operations since 1997. From 1980 to 1996, Mr. Gebauer worked at IMPRA, Inc., a manufacturer of ePTFE vascular grafts, most recently serving as Vice President of Marketing and International Business and, prior to that, developing international sales and marketing organizations in Europe from 1980 to 1987. Mr. Gebauer holds a B.S. in Business from the University of New Hampshire.

Trent G. Kamke has served as our Senior Vice President, Operations since 2005. Mr. Kamke joined LeMaitre Vascular in 1997 as Quality Assurance Manager. From 1999 to 2005, Mr. Kamke served as our Vice President, Operations. Prior to joining LeMaitre Vascular in 1997, Mr. Kamke was employed by Haemonetics Corporation, which designs, manufacturers and markets automated blood processing equipment. Mr. Kamke holds a B.A. in Physics from Colby College and a B.E. from the Thayer School of Engineering at Dartmouth College.

Joseph P. Pellegrino, Jr. has served as our Executive Vice President, Finance since 2005. From 2003 to 2004, he served as temporary Chief Executive Officer of Affordable Luxuries, a direct marketing company. From 1997 to 2003, Mr. Pellegrino worked at Zoots, Inc., a consumer services company, where most recently he served as Senior Vice President of Operations. Previously, Mr. Pellegrino built and sold a regional mall-based specialty retailing company. Mr. Pellegrino has also served as an investment banking analyst at Lehman Brothers, as part of their mergers and acquisitions group. Mr. Pellegrino holds an A.B. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Aaron M. Grossman has served as our General Counsel since 2004 and has served as a Vice President since 2007. Mr. Grossman joined LeMaitre Vascular in 2003 as Director of Legal Affairs. From 1999 to 2002, Mr. Grossman practiced law as an associate in the corporate group of Goulston & Storrs. Mr. Grossman holds an A.B. in Political Science from Vassar College, an M.A.L.D. from the Fletcher School of Law and Diplomacy at Tufts University and a J.D. magna cum laude from Harvard Law School.

Kevin D. Kelly has served as our Vice President, North American Sales since he joined LeMaitre Vascular in 2004. From 1999 to 2004, Mr. Kelly served as Vice President of Sales and Marketing at MedSource Technologies (now Accellent), a medical device manufacturer. Mr. Kelly holds a B.S. and an M.S. in Engineering from Tufts University and an M.B.A. from the Harvard Business School.

Maik D. Helmers has served as our Vice President, Central European Sales since 2006. Mr. Helmers joined LeMaitre Vascular in 1999 as a sales representative for northern Germany, Mr. Helmers was promoted to Sales Manager of Germany in 2001, Austria in 2002, Holland in 2003, and Belgium in 2004. Mr. Helmers holds a Diploma in Sales and Marketing from DVS Germany.

Kimberly L. Cieslak has served as our Vice President, Marketing since 2003. Ms. Cieslak joined LeMaitre Vascular in 1998 as Marketing Coordinator, was promoted to Marketing Manager in 1999 and to Director of Marketing in 2001. Prior to joining LeMaitre Vascular, Ms. Cieslak worked in the insurance division of General Electric, a diversified technology, media and financial services company. Previously, Ms. Cieslak was employed by the law firm Hudson and Co. in London, England. Ms. Cieslak holds a B.A. in Economics from the University of Michigan.

Jonathan W. Ngau has served as our Vice President, Information Technology since 2003 and previously served as our Director of Information Technology from 2000 to 2003. Since joining LeMaitre Vascular in 1996, Mr. Ngau has implemented and managed all information technology, business management software solutions and network security for all of LeMaitre Vascular’s facilities. Mr. Ngau holds a B.A.B.S. in Marketing and Information Systems from Boston University.

Ryan H. Connelly has served as our Director of Research and Development since 2006. Mr. Connelly joined LeMaitre Vascular in 2002 and has held the positions of R&D Engineer, Senior R&D Engineer and Co-General Manager of our Phoenix facility during that time. From 2001 to 2002, Mr. Connelly worked as a research and development engineer at Panduit Corporation, a network and electrical solutions provider. Mr. Connelly holds a B.S. in Mechanical Engineering and an M.S. in Manufacturing Engineering from Boston University.

Nobuhiro Okabe has served as our Country Manager, Japan since 2007. From 2004 to 2007, he served as General Manager of the Cardiavascular Surgery Division of the Hirata division of Medico, Inc. From 2001 to

2004 he served as Business Director of Cardia Surgery Business of Medtronic Japan Co. Ltd. Mr. Okabe holds a B.S. in Electrical Engineering from Tokai University.

Cornelia W. LeMaitre has served as a member of our Board of Directors since 1992 and as our Vice President, Human Resources since 1998. Mrs. LeMaitre joined LeMaitre Vascular in 1991 and served as the head of marketing from 1991 to 1998. From 1984 to 1991, Mrs. LeMaitre served as Director of Annual Giving at Harvard Medical School and Phillips Academy Andover. Mrs. LeMaitre holds a B.A. in English from College of the Sacred Heart in Newton, Massachusetts, and attended Yale University Graduate School of English.

George D. LeMaitre, M.D. founded LeMaitre Vascular and has served as a member of our Board of Directors since 1983, serving as Chairman of the Board until February 2004. From 1978 to 1982, he served as Chief of Surgery at Lawrence General Hospital in Lawrence, Massachusetts and from 1988 to 1992, as President of the medical staff of Holy Family Hospital in Methuen, Massachusetts. Dr. LeMaitre received a B.A. in Mathematics from Boston College and an M.D. from Tufts University School of Medicine and trained in surgery at New England Medical Center, Hartford Hospital, and the Carney Hospital. He is a Fellow of the American College of Surgeons, American College of Angiology, New England Vascular Society, Society for Clinical Vascular Surgery and Eastern Vascular Society.

Lawrence J. Jasinski has served as a member of our Board of Directors since 2003. Mr. Jasinski is the President and Chief Executive Officer of Soteira, Inc., a company specializing in less invasive treatment of orthopedic compression fractures. From 2000 to 2005, he was President and Chief Executive Officer of Cortek, Inc., a company which developed next generation treatments for degenerative disc disease. From 1985 to 2000, Mr. Jasinski worked at Boston Scientific Corporation (BSC), serving as Vice President of Global Marketing, BSC Vascular, from 1998 to 2000. Mr. Jasinski received a B.S. in Marketing from Providence College and an M.B.A. from the University of Bridgeport.

Michael C. Jackson has served as a member of our Board of Directors since 2005. Mr. Jackson is a founding partner of Housatonic Partners, a venture capital firm, which was organized in 1994. He also founded Ironwood Manufacturing Fund, a private equity fund, and Ironwood Partners, an investment banking firm, which were both organized in 2003. Prior to that he was a partner and managing director at Lehman Brothers where he remained an advisory director until 2004. Mr. Jackson is a director of: VoX Communications Corp., an operator of radio stations; The Hampshire Group, Limited, a diversified apparel company; South Florida Media Group, a newspaper publisher; Primary Steel, LLC, a steel distribution business; and NASG, a manufacturer of safety glass. He holds a B.A. in English from Dartmouth College, an M.A. in International Affairs from the School for Advanced International Studies at Johns Hopkins, and an M.B.A. from the New York University Graduate School of Business.

David N. Gill has served as a member of our Board of Directors since 2006. Mr. Gill served from July 2005 to November 2006 as Senior Vice President and Chief Financial Officer of NxStage Medical, Inc., which develops and markets systems for the treatment of end stage renal disease and kidney failure. Previously, Mr. Gill was the Senior Vice President and Chief Financial Officer of CTI Molecular Imaging, Inc, a publicly traded medical device company from 2002 to 2005, before its sale. He served from February 2000 to March 2001 as Chief Financial Officer and Director, and from January 2001 to August 2001 as President, Chief Operating Officer and Director of Interland, Inc., a publicly-traded telecom-related company, before its sale. Mr. Gill served from 1996 to 2000 as Chief Financial Officer and from 1997 to 2000 as Chief Operating Officer of Novoste Corporation, a publicly-traded medical device company. Mr. Gill is also a director of Calypso Medical, Inc., a manufacturer of radiation treatment medical devices and Isotis, Inc., a publicly-traded manufacturer of orthobiological medical devices. Mr. Gill holds a B.S. cum laude in Accounting from Wake Forest University and an M.B.A. (with distinction) from Emory University.

Duane M. DeSisto has served as a member of our Board of Directors since 2006. Since 2001, Mr. DeSisto has served as the President and Chief Executive Officer of Insulet Corporation, which develops and markets medical devices for the treatment of diabetes. Mr. DeSisto was the Chief Financial Officer of PaperExchange, a privately held wood pulp and paper internet marketplace from 1999 to 2001. Before that, he served as Chief Financial Officer of AAI-Foster Grant. In 1992, Mr. DeSisto served as Chief Financial Officer of Zoll Medical during its initial public offering. Mr. DeSisto holds a B.S. from Providence College and an M.B.A. from Bryant College.

Guido J. Neels has served as a member of our Board of Directors since 2006. Mr. Neels is a partner of Essex Woodlands Health Ventures, a venture capital firm and a venture partner of Pearl Street Ventures, a venture capital firm. From July 2004 until November 2005, Mr. Neels served as Chief Operating Officer of Guidant Corporation, a world leader in the development of cardiovascular medical products. He was responsible for the global operations of Guidant’s four operating units: Cardiac Rhythm Management, Vascular Intervention, Cardiac Surgery, and Endovascular Solutions. From December 2002 to July 2004, Mr. Neels was Group Chairman, Office of the President, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations. In January 2000, he was named president, Europe, Middle East, Africa and Canada. Mr. Neels previously served as vice president of global marketing for Vascular Intervention and as managing director for German and Central European operations. Mr. Neels is a director of Biopure Corporation, a publicly-traded developer and manufacturer of oxygen therapeutics, Oraya, Inc., a developer of technology for ophtalmic diseases, Nellix, Inc., a developer of technology to treat aortic aneurysms, Radiant Medical, Inc, a medical device company developing technologies to treat ischemic and inflammatory cardiovascular disease, EndGenitor Technologies, Inc., a developer of adult stem cell products, and WMR Biomedical, Inc., a medical device developer focused on cardiovascular, metabolic, inflammatory and fibrotic diseases. Mr. Neels holds a business engineering degree from the University of Leuven in Belgium and an M.B.A. from the Stanford University Graduate School of Business.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. George W. LeMaitre, our Chairman of the Board, President and Chief Executive Officer, is the son of George D. LeMaitre, M.D. and Cornelia W. LeMaitre, each of whom is also a member of the Board of Directors. Mrs. LeMaitre is married to George D. LeMaitre, M.D. and is also our Vice President, Human Resources.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each Named Executive Officer of the Company (as defined below under “Compensation of Directors and Officers”); (iii) by each director or nominee of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of LeMaitre Vascular, Inc., 63 Second Avenue., Burlington, MA 01803 and has sole voting and investment power with respect to all shares of Common Stock owned.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
5% Stockholders
Housatonic Partners (3) 111 Huntington Avenue Suite 2850 Boston, MA 02199-5160	1,400,704	9.1%
The Guardian Life Insurance Company of America (4) 7 Hanover Square New York, NY, 10004-4025	1,161,173	7.6%

Named Executive Officers
George W. LeMaitre (5)	4,508,267	29.3%
David B. Roberts (6)	386,386	2.5%
Peter R. Gebauer (7)	392,860	2.5%
Joseph P. Pellegrino, Jr. (8)	26,047	*
Kevin D. Kelly (9)	27,680	*

Directors
George D. LeMaitre, M.D. (10)	620,739	4.0%
Cornelia W. LeMaitre (11)	547,656	3.6%
Lawrence J. Jasinski (12)	9,920	*
Michael C. Jackson (3)	1,400,704	9.1%
Duane M. Desisto (13)	6,972	*
David N. Gill (14)	8,972	*
Guido J. Neels (15)	6,972	*
All executive officers and directors as a group (14 persons) (16)	8,057,759	50.2

*	Represents less than 1% of the outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that may be exercised within 60 days of the Record Date.
(2)	Applicable percentage of ownership as of the Record Date is based upon 15,361,089 shares of Common Stock outstanding.
(3)

With respect to Housatonic Partners, the Company has relied, in part, on information supplied by such entity on a Schedule 13G filed with the SEC on February 13, 2007. Includes 11,890 shares of common stock issuable upon exercise of stock options held by Housatonic Equity Investors L.P. Housatonic Equity Investors I, LLC is the general partner of Housatonic Equity Investors, L.P. William N. Thorndike, Jr. is the managing director of Housatonic Equity Investors I, LLC and William N. Thorndike, Jr., Barry D. Reynolds, Michael C. Jackson and Eliot Wadsworth II are the managers of Housatonic Equity Investors I, LLC. As such, Mr. Jackson may be deemed to share voting and investment power with respect to all shares held by such entity. Mr. Jackson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(4)	With respect to The Guardian Life Insurance Company of America (“Guardian Life Insurance”), the Company has relied, in part, on information supplied by such entity on a Schedule 13G filed with the SEC on February 9, 2007. Guardian Life Insurance is an insurance company and is the parent of Guardian Investor Services LLC (“Guardian Investor”) and RS Investment Management Co. LLC (“RS Investment Management”). Guardian Investor is a registered investment adviser, a registered broker-dealer and the parent of RS Investment Management. RS Investment Management Co. LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. No individual client’s holdings of our common stock are more than five percent of the outstanding shares of common stock. Guardian Life Insurance, Guardian Investor and RS Investment Management share voting power and dispositive power over all 1,161,173 shares of common stock.
(5)	Includes 610,154 shares of common stock owned by LeMaitre Family LLC, which represents the 20% membership interest held by a trust for the benefit of George W. LeMaitre. LeMaitre Family LLC is 100% owned by Peter Boland, as trustee for various trusts formed for the benefit of the children of Dr. LeMaitre and Mrs. LeMaitre, including George W. LeMaitre. The trust for the benefit of George W. LeMaitre holds a 20% membership interest in LeMaitre Family LLC. George W. LeMaitre and Peter Boland are the managers of LeMaitre Family LLC, with sole voting and investment power with respect to all shares held by such entity, acting by unanimous agreement. George W. LeMaitre disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Includes 256,000 shares of common stock owned by Mr. LeMaitre and pledged to Brown Brothers Harriman & Co. as security for a personal loan.
(6)	Includes 74,000 shares of common stock issuable to Mr. Roberts upon exercise of stock options.
(7)	Includes 378,582 shares of common stock issuable to Mr. Gebauer upon exercise of stock options.
(8)	Includes of 25,000 shares of common stock issuable to Mr. Pellegrino upon exercise of stock options.
(9)	Includes of 26,749 shares of common stock issuable to Mr. Kelly upon exercise of stock options.
(10)	Includes 10,583 shares of common stock issuable to Dr. LeMaitre upon exercise of stock options. Excludes 610,154 shares of common stock owned by LeMaitre Family LLC.
(11)	Includes 2,000 shares of common stock issuable to Mrs. LeMaitre upon exercise of stock options and 300,000 shares of common stock owned by the Cornelia W. LeMaitre Grantor Retained Annuity Trust, of which Mrs. LeMaitre is the sole trustee. Excludes 610,154 shares of common stock owned by LeMaitre Family LLC.
(12)	Includes of 9,557 shares of common stock issuable to Mr. Jasinski upon exercise of stock options.
(13)	Includes of 6,667 shares of common stock issuable to Mr. DeSisto upon exercise of stock options.
(14)	Includes 6,667 shares of common stock issuable to Mr. Gill upon exercise of stock options.
(15)	Includes of 6,667 shares of common stock issuable to Mr. Neels upon exercise of stock options.
(16)	Includes an aggregate of 670,466 shares of common stock issuable upon exercise of stock options held by 14 executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2006 and written representations from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2006, with the exception of one Form 4 which was not timely filed on behalf of Mr. David B. Roberts in November 2006 with respect to transactions that were exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

CORPORATE GOVERNANCE

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with the Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct and Ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Corporate Governance Committee are available at the Corporate Governance section of our website, http://www.lemaitre.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon a request directed to: LeMaitre Vascular, 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Investor Relations. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.lemaitre.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.lemaitre.com.

Director Independence

The Board of Directors has determined that each of Michael C. Jackson, Lawrence J. Jasinski, David N. Gill, Duane M. DeSisto and Guido J. Neels is independent within the meaning of the Company’s director independence standards and the director independence standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Securities and Exchange Commission (“SEC”) including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, NASDAQ’s and the SEC’s committee independence standards.

Nominations for Directors

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at Board meetings.

The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to the Company and its corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Nominating and Corporate Governance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominee in consultation with management, with non-management directors, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records;

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A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

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Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the proceeding five full fiscal years of the individual recommended for consideration as a director nominee;

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A written statement from the stockholder making the recommendation stating why such recommended candidate meets the Company’s minimum qualifications and other criteria and would be able to fulfill the duties of a director;

•	A written statement describing all arrangements or understandings between the stockholder and the proposed director candidate; and

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All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

Nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

Attn: Secretary of LeMaitre Vascular, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings and Attendance

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2006, the Board of Directors held seven meetings and committees of the Board held a total of 14 meetings. Overall attendance at these meetings was 93%. Seven of our nine directors attended more than 75% of the total meetings of the Board of Directors and each of the committees on which he or she served during 2006. George D. LeMaitre, M.D. and Guido J. Neels attended 71% and 60%, respectively, of the total meetings of the Board of Directors and each of the committees on which they each served during 2006. Our corporate governance guidelines provide that directors are expected to spend the time and effort to properly fulfill his or her responsibilities, including regularly attending meetings of the Board and committees on which he or she sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairperson of the appropriate committee in advance of such meeting. Directors and nominees are encouraged to attend the annual meeting of stockholders. In 2006, in connection with our initial public offering, our stockholders acted by written consent in lieu of an annual meeting.

Executive Sessions of Independent Directors

The Board of Directors intends to hold executive sessions of the independent directors at least once per year. Executive sessions do not include the employee director of the Company. The independent directors rotate the responsibility for chairing executive sessions.

Communication with the Board of Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors or any individual director by directing the communication in writing in care of the Secretary of the Company at the address set forth on the front page of this Proxy Statement. All communications will be received and processed by the Secretary of the Company and the shareholder making such communications will receive a written acknowledgement from the Secretary of the Company of the receipt of the communication.

Communications are distributed to the Chairman of the Board, as a representative of the Board of Directors, or to any individual director, depending to whom the communication is addressed. In that regard, the Board of Directors has requested that certain communications unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as product complaints, inquiries, and suggestions or other ordinary business affairs suited to our management, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Committees of the Board of Directors

Our Amended and Restated By-Laws provide that the Board may delegate responsibility to committees. During 2006, the Board had three standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, and a Nominating and Corporate Governance Committee. In addition, in connection with our October 24, 2006 initial public offering we established a Pricing Committee which held one meeting and is no longer active. The membership of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ Stock Market listing standards.

The table below shows the current membership of each Board committee and the number of meetings held during 2006.

Name	Audit	Compensation	Nominating and Corporate Governance
Duane M. DeSisto	X	X
David C. Gill	Chair	X
Michael C. Jackson*			X
Lawrence J. Jasinski		Chair	X
Guido J. Neels	X		Chair
2006 Meetings	5	6	2

*	Mr. Jackson resigned from the Compensation Committee effective April 13, 2007.

Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Gill, DeSisto and Neels. Mr. Gill serves as chairperson of the Audit Committee. The Board of Directors has also determined that each member of the Audit Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Company has determined that each of the members of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Gill is an “audit committee financial expert” as defined in recently adopted SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Gill’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Gill any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee responsibilities include:

•	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;

•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

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reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

•	reviewing major issues as to the adequacy of our internal controls;

•	monitoring compliance with our Code of Business Conduct and Ethics as pertains to issues regarding accounting, internal controls or auditing matters; and

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

Ernst & Young LLP currently serves as the Company’s independent registered public accounting firm. The Audit Committee met five (5) times and acted by unanimous written consent two (2) times during the fiscal year ended December 31, 2006. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.lemaitre.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Jasinski, DeSisto and Gill. Mr. Jasinski serves as the chairperson of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards.

The Compensation Committee’s responsibilities include:

•	administering our annual incentive and equity-based incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans;

•	approving compensation of executive officers and certain senior management; and

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discussing with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee met six (6) times during the fiscal year ended December 31, 2006. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.lemaitre.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Neels, Jackson and Jasinski. Mr. Neels serves as chairperson of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company’s, NASDAQ’s and the SEC’s director independence standards. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	recommending director candidates to the Board;

•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	monitoring, in cooperation with the Board’s Audit Committee, compliance with our Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee met two (2) times during the fiscal year ended December 31, 2006. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.lemaitre.com.

Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Jasinski, Gill, DeSisto and Jackson and Mrs. LeMaitre served as members of the Compensation Committee. Other than Mrs. LeMaitre, no person who served as a member of the Compensation Committee was, at any time during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, formerly an officer of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure herein under SEC rules. Mrs. LeMaitre served as a member of the Compensation Committee until April 2006, prior to the Company’s October 2006 initial public offering.

During the last year, no executive officer of the Company served as (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of any other entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel. Our management is responsible for:

•	the preparation, presentation and integrity of our financial statements;

•	establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f));

•	evaluating the effectiveness of disclosure controls and procedures; and

•	evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The Audit Committee acts under a written charter, which governs the operations of the Audit Committee and which was adopted and approved in 2006. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with Company management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also received various communications from and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. Previously, the Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for 2006.

The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007.

Respectfully Submitted by the Audit Committee:

David N. Gill (Chairman) Duane M. DeSisto Guido J. Neels

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy beginning below. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in LeMaitre’s Annual Report on Form 10-K for the year ended December 31, 2006.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully Submitted by the Compensation Committee:

Lawrence J. Jasinski (Chairman) David N. Gill Duane M. DeSisto

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Named Executive Officers

Our Named Executive Officers, or NEOs, are:

•	George W. LeMaitre, Chairman, Chief Executive Officer and President;

•	David B. Roberts, Chief Financial Officer and Director;

•	Peter R. Gebauer, President, International;

•	Joseph P. Pellegrino, Executive Vice President, Finance; and

•	Kevin D. Kelly, Vice President, North American Sales.

Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to attract, retain and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for superior performance, as measured by both financial and non-financial factors, and includes major compensation components that are linked to the achievement of certain operational, financial, product development and clinical objectives that are aimed at increasing both long-term and short-term stockholder value. Our use of equity-based awards that vest over time also encourages our executives to remain in our employ. Executive officers are required to enter into non-competition or other restrictive covenants with us as a condition of their employment, a practice that we believe limits the possibility of losing executive talent to our closest competitors.

Our Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of the other NEOs and his other direct reports. The Compensation Committee determines the annual base salary, annual and long-term incentive opportunities and equity-based awards provided to our Chief Executive Officer and approves the compensation of other executive officers, taking into consideration the recommendations of our Chief Executive Officer.

The Compensation Committee’s executive compensation philosophy embraces three core objectives:

•	Market Driven: Provide competitive compensation to attract, motivate and retain superior talent;

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Pay-for-Performance: Reward individual and team successes linked to the achievement of certain operational, financial, product development and clinical objectives that are aimed at increasing both long-term and short-term stockholder value; and

•	Equitable: Ensure that rewards are internally and externally equitable.

Our goal is to attract, motivate and retain highly capable and talented executives by providing competitive compensation that rewards our Company’s successful performance, and each executive’s contribution to that success. The Compensation Committee approaches our executive compensation objectives through three key components:

•	base salary;

•	performance-based cash bonuses; and

•	periodic grants of long-term stock-based compensation, such as stock options or restricted stock units.

In determining base salary, the Compensation Committee considers base salaries for comparable positions at peer group companies, as well as corporate performance and contributions of the individual executive officer during the review period. The Compensation Committee typically targets the median, but allows for adjustment of target upon taking into account Company performance relative to peer benchmark companies and individual factors such as the performance, experience and tenure of the executive and the securities holdings of the executive. In setting performance-based bonuses, the Compensation Committee sets specific corporate goals, including company revenue and profitability objectives that are directly linked to creating value for shareholders. In addition, each executive’s performance-based cash bonus depends on achievement of individual performance-based goals within that executive’s functional area. At 100% achievement of objectives, total cash compensation, consisting of base salary and performance-based cash bonus, is targeted at the median of peer benchmark companies for the executive team. The Compensation Committee also grants long-term stock-based compensation to executives, such as stock options and restricted stock units, which vest over time. As discussed below, the Compensation Committee has adopted a practice of primarily granting restricted stock units, though it may still grant stock options from time to time in the future.

Determination of Compensation Awards

The Compensation Committee has the primary authority to set the compensation of executive officers. When the Compensation Committee set 2006 compensation for most executive officers and other employees reporting directly to the Chief Executive Officer, the Company had not yet filed the registration statement for its initial public offering. Following the completion of our initial public offering in October 2006, our processes regarding executive compensation have changed in a manner consistent with the regulations of the SEC and the NASDAQ Stock Market. When the Compensation Committee determined compensation for all of the NEOs other than Mr. Pellegrino, who is discussed separately below, the Compensation Committee consisted of Mr. Jasinski, Mrs. LeMaitre, and William N. Thorndike, the representative director of Housatonic Partners, then our sole preferred shareholder. Mr. Thorndike resigned following this meeting and was immediately replaced on both the Board of Directors and on the Compensation Committee by Mr. Jackson, a general partner of Housatonic Partners. Mrs. LeMaitre resigned from the Compensation Committee prior to our initial public offering so that the Compensation Committee would be comprised solely of independent, non-employee directors.

For purposes of determining Chief Executive Officer compensation for 2006, the Compensation Committee considered chief executive officer compensation at fifteen peer group companies. The peer group companies selected were as follows: AngioDynamics, ATS Medical, Diomed Holdings, Endologix, ev3, FoxHollow Technologies, Kensey Nash, Micro Therapeutics, Micrus Endovascular, Merit Medical, NMT Medical, Possis Medical, Synovis Life Technologies, Vascular Solutions and VNUS Medical Technologies. At the time the peer group survey was undertaken, the peer companies had median net sales of $38 million and median 178 employees as compared to $30 million in Company net sales and 205 Company employees. The Compensation Committee also reviewed data from an additional independent compensation survey, the Top Five Medic Executive Compensation Survey. The Compensation Committee’s objective was to target the Chief Executive Officer’s base salary and total cash compensation at the median of these peer companies.

To assist the Compensation Committee in setting compensation for the other NEOs, the Chief Executive Officer provided recommendations to the Compensation Committee regarding compensation of the executive officers. The Chief Executive Officer based his recommendation upon a review of compensation practices at the peer group companies and the Top Five Medic Executive Compensation Survey. The Chief Executive Officer also provided to the Compensation Committee with his evaluation of each NEO’s performance during 2005, other than Mr. Pellegrino.

At its November 22, 2005 meeting, based on its review and analysis of the recommendations provided by the Chief Executive Officer, and further consideration of potential total 2006 compensation as compared to potential total 2005 compensation, the Compensation Committee determined potential 2006 compensation for each NEO other than Mr. Pellegrino, who was not then employed by us. Prior to the Compensation Committee’s November 22, 2005 meeting, we had identified Mr. Pellegrino as a potential executive and entered into substantive discussions with him regarding the terms of his potential employment. The Compensation Committee reviewed and considered these terms in conjunction with the Chief Executive Officer’s recommendation based on his review of the sources described above. The Compensation Committee approved Mr. Pellegrino’s final employment terms, including his 2006 compensation, by unanimous consent on December 2, 2005.

Base Salary

The Compensation Committee reviews officer salaries annually. For this purpose, the Compensation Committee considers compensation for similar positions at peer medical device and medical equipment companies along with the officer’s job scope and responsibilities, past and current contributions and individual factors (such as experience and background, unique skills, demand in the labor market, and longer-term development and succession plans). In addition, the Compensation Committee considers our strategic and operational performance, relative levels of pay among the officers and recommendations from the Chief Executive Officer.

The amount of the 2006 base salary increases varied by NEO, and resulted in an overall increase to the NEO payroll of 8%. Salary increases for the executive officers, other than Chief Executive Officer, ranged from 4% to 6% and placed the NEOs generally around the midrange of base salaries paid by the peer companies for comparable positions. Employees other than the executive officers receive performance reviews and appropriate salary increases during the last six weeks of the calendar year.

The 2006 base salaries approved by the Compensation Committee on November 22, 2005 were $220,000 for Mr. Roberts, $218,550 for Mr. Gebauer, and $182,292 for Mr. Kelly. The 2006 base salary approved by the Compensation Committee on December 2, 2005 for Mr. Pellegrino was $205,000. Mr. LeMaitre’s compensation is discussed below in the section titled “Chief Executive Officer Compensation.” The Summary Compensation Table includes all salary amounts approved by the Compensation Committee for the NEOs.

Cash Bonus

The Compensation Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. The annual cash bonus program is an important component of our total compensation and benefit packages. The design of our annual executive bonus program rewards achievement at specified levels of our operational, financial, product development and clinical performance as well as individual performance.

Under our Management Incentive Compensation Plan, cash bonus objectives are linked to certain operational, financial, product development, and clinical goals that have been approved by the Board as management “planks”, our key performance objectives for the fiscal year. Each objective is directly linked to increasing either short-term or long-term shareholder value. Each officer’s cash bonus plan rewards both the achievement of individual goals under their personal control that related to these company objectives. In addition, our most senior officers are also rewarded based on overall organizational performance metrics.

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Annual Performance Bonus. For all NEOs other than the Chief Executive Officer, 2006 potential cash bonuses averaged 30% and ranged from 22% to 37% of base salary at targeted performance levels and averaged 39% and ranged from 22% to 47% at maximum payment levels for superior performance. The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below in the section titled “Chief Executive Officer Compensation.” All bonuses paid under this program are paid annually, in January of the following year, except that Mr. Kelly’s plan contains quarterly revenue and other milestone goals which are determined and paid out as achieved. In addition, in 2006 Mr. Roberts and Mr. Pellegrino each received payment of a portion of their annual performance bonus in December 2006.

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Organizational Performance Measures. The performance measures for 2006 cash bonuses to NEOs were based on the execution of an initial public offering of our common stock, the achievement of targeted net sales, the achievement of targeted operating income, the achievement of a targeted gross margin percentage, the relocation our Phoenix, Arizona manufacturing operations to our Burlington, Massachusetts worldwide headquarters, the completion of business development transactions, and the achievement of a clinical trial enrollment milestone. A bonus is separately payable for each performance measure; thus the Company’s failure to reach minimum threshold for one performance measure will result in no bonus payable for that measure, but could still result in a bonus payable for other performance measures, presuming the Company reached minimum threshold performance for such measures.

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Individual Performance Bonus. Individual performance measures for 2006 cash bonuses varied in detail and subject matter based on each officer’s department. Examples of individual objectives included employee hiring, compensation and retention goals, the achievement of operating income targets for our foreign subsidiaries, maintaining departmental spending below budgeted amounts, product-specific sales performance metrics, the receipt of certain regulatory approvals, and the avoidance of product backorders.

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Additional Quarterly Bonuses. Four of our officers, including the President, International and the Vice President, North American Sales, were also eligible to receive separate an additional quarterly bonus payment upon the achievement of a single quarterly performance target selected once per quarter by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee believes that it may be appropriate in certain circumstances to reward certain executives for short-term performance. The quarterly performance target is set beyond the Company’s ordinary performance expectations and is intended to be difficult to achieve. Five of 16 possible quarterly bonus performance targets were reached in 2006. Quarterly performance targets for the President, International and the Vice President, North American Sales related to quarterly net sales. Successful achievement of each quarterly performance objective resulted both in a cash payment of $10,000 and a grant of equity, which is discussed below in the section titles ‘Long-Term Incentive Compensation”. The quarterly bonus goals are determined and paid out as achieved.

We consider the specific goals for the performance measures described above to be confidential. Bonus goals are intended to be highly challenging to the executive. They are set to be achievable, yet are at a level of difficulty which does not assure that the goals will be met. Possible outcomes range from nonpayment to payment of an additional amount for superior performance beyond expectation. When performance goals for 2006 were determined, we estimated that the annual performance goals for all executive officers would be achieved at the 90% level and quarterly bonus goals for all executive officers would be achieved at the 33% level. The Compensation Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

On January 10, 2007, the Compensation Committee reviewed fiscal 2006 performance and individual goal achievement and awarded bonuses in accordance with the pre-determined bonus program parameters described above. For all NEOs other than the Chief Executive Officer, the fiscal year 2006 annual cash bonus payable averaged 101% of the target annual cash bonus, and the fiscal year 2006 quarterly bonus payable averaged 25% of the target quarterly cash bonus. Many cash bonuses exceeded targets primarily due to fiscal 2006 net sales being slightly above internal expectations.

The Compensation Committee exercised its discretion to adjust bonus plan payments for all officers related to the achievement of operating income and profit and departmental budget targets, in recognition of the change in our business plan as a result of our initial public offering. Due to the uncertainty inherent in the process of an initial public offering, our fiscal 2006 budget was developed with the assumption that we would not complete a public offering. As our initial public offering appeared more likely, in anticipation of the offering and with the Board’s approval we began to more aggressively pursue our growth strategies, which are more fully-described in our Annual Report on Form 10-K filed with the SEC on March 30, 2007. These growth strategies required that we invest more aggressively in certain operational initiatives, such as the hiring of additional sales representatives and administrative personnel, than was contemplated by the originally approved operating profit and departmental budget targets. Our initial public offering was completed on October 24, 2006. At its January 10, 2007 meeting, the Compensation Committee determined that, because we had exceeded the operating income targets that we had set, the intent of the operating profit and departmental budget targets had been achieved. The amounts paid to NEOs as a result of this decision were $40,000 to Mr. LeMaitre, $18,850 to Mr. Roberts, $15,980 to Mr. Gebauer and $12,000 to Mr. Pellegrino. The Summary Compensation Table includes these awards in the “Bonus” column.

Additionally, the Compensation Committee exercised its discretion to adjust bonus plan payments for Mr. Roberts related to the achievement of an initial public offering incentive target and an acquisition incentive target, in recognition of his efforts towards accomplishing these objectives and the Company’s inability to accomplish these goals for reasons beyond his control. Mr. Roberts was due to receive, as part of this annual cash bonus, $10,875 if we completed our initial public offering prior to June 30, 2006. The Compensation Committee determined that we were not able to complete our initial public offering prior to this date due to market conditions beyond Mr. Roberts’ control and that his efforts were critical to the completion of our initial public offering. As a result, the Compensation Committee elected to include this amount in his annual cash bonus. Mr. Roberts was also due to receive, as part of his annual cash bonus, $8,750 if the Company completed an acquisition of another company during fiscal 2006. Although we did not complete such an acquisition, we did secure distribution rights for the product line of another company. As a result of Mr. Roberts’ time commitment to the business diligence process, his integral role in securing these distribution rights and the expected revenue associated with the agreement, the Compensation Committee elected to include half of this amount, or $4,350, in his annual cash bonus. The Summary Compensation Table includes these awards in the “Bonus” column.

In addition to annual and quarterly cash incentive bonuses made available to NEOs, during 2006 we made available to all employees a separate cash bonus award, in the nature of a “profit sharing” award, relating to operating profit targets. This bonus potential was made available to all of our employees regardless of position, tenure or location. Upon satisfaction of our quarterly operating profit objective as set forth in our budget for fiscal 2006, all employees received a cash payment of $250. We achieved our operating profit quarterly target and paid these bonuses twice in 2006. The Summary Compensation Table includes these awards in the “Non-Equity Incentive Plan Compensation” column. Upon a review of our operating budget for fiscal 2007, which does not anticipate us achieving an operating profit in 2007, the Board suspended this program until such time as out budget again anticipates an operating profit.

The Summary Compensation Table includes all bonus awards approved by the Compensation Committee for the NEOs.

Long-Term Incentive Compensation

The primary purpose of our long-term incentive compensation is to encourage and facilitate personal stock ownership by the officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. We believe this component of an officer’s compensation links the officers’ interests with those of our other stockholders. In addition, we believe that long-term incentives encourage management to focus on our long-term development and prosperity in addition to short-term operating profits. Historically, our primary form of long-term incentive compensation was stock options. In late 2006, following our initial public offering, the Compensation Committee and management reviewed our equity compensation practices and decided to reduce our use of stock options in favor of restricted stock units. We believe that restricted stock units more effectively align our officers’ interests with those of our shareholders and serve as a more effective retention tool, particularly in the event that we suffer a decline in the trading price of our common stock. Many compensation experts believe that the use of stock options may create short-term incentives for employees that may be contrary to the interests of shareholders. Additionally, because a single restricted stock unit is more valuable to a grantee than a single stock option with an exercise price equal to the fair market value of the underlying stock, our use of restricted stock units allows us to deliver greater economic value to an employee using fewer shares, a practice which over time should result in less dilution to existing shareholders.

The Company has not adopted stock ownership requirements for its executive officers and the Compensation Committee does not make regular annual grants to executive officers. Instead, grants to executive officers are made on a periodic basis and are most typically made in connection with a hire or promotion, but may also be made in connection with a bonus plan, in recognition of a significant accomplishment, in connection with the completion of vesting of a previous grant, or, at the recommendation of the Chief Executive Officer, taking into account the officer’s performance and contribution, retention concerns, stock ownership and market information for our peer group, and the value of existing equity incentives.

At its April 26, 2006 meeting, the Compensation Committee granted 2,201 stock options to Mr. Gebauer in connection with the achievement of his quarterly bonus target for the first quarter of fiscal 2006 and at its February 27, 2007 meeting the Compensation Committee granted 750 restricted stock units to Mr. Kelly in connection with the achievement of his quarterly bonus target for the fourth quarter of fiscal 2006, which is discussed above in the section titled “Cash Bonus.” At its November 21, 2006 meeting, the Compensation Committee granted an option for 25,000 shares to each of Mr. Roberts and Mr. Pellegrino, in Mr. Roberts’ case in recognition of his contribution to our recently-completed initial public offering and in Mr. Pellegrino’s case in recognition of a promotion. Mr. Gebauer’s options were granted at $12.37 per share, the fair market value of each share as determined by our Board on the date of the Compensation Committee meeting. Mr. Pellegrino’s and Mr. Roberts’ options were granted at $5.95 per share, the market closing price per share on the date of the meeting. Each of these options and restricted stock units vest at a rate of 20% per year, subject to continued employment.

In addition, at its December 22, 2006 meeting, the Compensation Committee considered the overall equity positions of our directors, officers and other employees who had received equity prior to our initial public offering. Prior to this offering there was no public market for our common stock, and in connection with our issuance of stock options the fair market value for our common stock was estimated by our board of directors, with input from management. Our Board exercised judgment in determining the estimated fair market value of our common stock on the date of grant based on several factors, including transactions in our common stock, key milestones achieved in our business, and both historical and forecasted net sales. In the absence of a contemporaneous arms-length transaction, our Board typically estimated the fair market value of our common stock based upon an enterprise valuation determined by annualizing our sales trend by multiplying our trailing six months of net sales by two, and then multiplying that amount by four. We believed this to be a reasonable methodology based upon our internal peer company analyses and based on several arms-length transactions involving our common stock supportive of the results produced by this valuation methodology. We believed our estimates of the fair market value of our common stock to be reasonable and consistent with our understanding of how similarly situated companies in our industry are valued. Our Board’s most recent estimate in May 2006, prior to the initial public offering, was that the fair market value of our common stock was $12.37 per share. However, during our initial public offering we sold our common stock at a price of $7.00 per share, a price per share lower than any of our Board’s estimates since January 2002.

In recognition that our directors, officers and other employees had not benefited from any meaningful growth in the value of the Company’s equity over an almost five-year period, as compared to the 276% growth in net sales during this period, from the year ended December 31, 2001 to the year ended December 31, 2006, the Compensation Committee made a series of equity awards to directors, officers and employees. The grants were comprised of both stock awards and restricted stock units. The stock awards were intended primarily to compensate directors, officers and other employees who had been responsible for the growth and success of the Company. In determining the size of each stock award, the Compensation Committee used a formula that considered the date, size and value of previous equity grants made to these individuals. The restricted stock awards were intended to assist in the motivation and retention of our directors, officers and other employees. Each director received 2,500 restricted stock units, each senior level executive received 10,000 restricted stock units, and each other executive received 5,000 restricted stock units. Other employees received either 1,500 restricted stock units, 500 restricted stock units or no restricted stock units based upon the level of the employee within the organization and the date of the employee’s most recent equity grant. Each of these grants of restricted stock units, regardless of size, vests at a rate of one-third per year. The closing price of our common stock on the date of these grants was $6.07 per share. Our Chief Executive Officer and other members of the LeMaitre family did not participate in these equity grants, in recognition of their already significant equity holdings.

All grants of stock options, restricted stock units and stock awards granted by the Compensation Committee in connection with compensation for our fiscal year ended December 31, 2006 set forth in the Grants of Plan-Based Awards Table.

Perquisites

We make available to our NEOs and certain other officers long term care insurance and make an employer contribution to each NEO’s premium payment, the amount of which is less than $1,000. We provide certain other perquisites to Mr. Gebauer, our President, International, who is living overseas. In 2006, he was provided with private health insurance, airfare for a family trip to the United States, and reimbursement of expenses relating to personal tax preparation and advice. Commencing in 2007, consistent with local custom, he is provided with a car allowance. Also, consistent with normal practice for overseas executives, we provide Mr. Gebauer with a tax equalization payment which is designed to reimburse him for any additional taxes that he pays on account of his residence in Germany while employed by us. The tax equalization payment is determined annually and paid in four quarterly installments. Our tax equalization payment to Mr. Gebauer in 2006 equaled $22,276.

Chief Executive Officer Compensation

Base Salary. The Compensation Committee followed the same philosophy and process described above in determining compensation for George W. LeMaitre, our Chief Executive Officer. For purposes of determining Chief Executive Officer compensation for 2006, the Compensation Committee considered chief executive officer compensation at the peer group companies described above and reviewed data from the Top Five Medic Executive Compensation Survey. The Compensation Committee targeted the Chief Executive Officer’s base salary and total cash compensation at the median of these peer companies. The 2006 base salary approved by the Compensation Committee on November 22, 2005 for Mr. LeMaitre was $260,000, a 17% increase from Mr. LeMaitre’s 2005 base salary.

Performance Bonus. The Compensation Committee established the target amount of Mr. LeMaitre’s cash bonus at its November 22, 2005 meeting and Mr. LeMaitre’s performance objectives at its meeting on January 25, 2006. The Compensation Committee set the target bonus opportunity for Mr. LeMaitre at $100,000, or 39% of his base salary, a 33.3% increase over the prior year’s target cash bonus, and the maximum bonus opportunity at $150,000, or 58% of base salary. The bonus was payable as follows: 40% of the bonus was based on our performance against minimum, target and maximum annual net sales thresholds, 40% of the bonus was based on our performance against minimum, target and maximum annual operating income thresholds, in each case with proration of bonus between such thresholds, and the remainder was based on the attainment of our other key performance objectives for 2006, namely the execution of an initial public offering of our common stock, the achievement of a targeted gross margin percentage, the relocation our Phoenix, Arizona manufacturing operations to our Burlington, Massachusetts worldwide headquarters, the completion of business development transactions, and the achievement of a clinical trial enrollment milestone.

On January 10, 2007, the Compensation Committee reviewed performance to the 2006 performance goals set for Mr. LeMaitre. After reviewing the Company’s performance and Mr. LeMaitre’s 2006 performance against the goals and objectives established by the Compensation Committee at the beginning of 2006, and exercising its discretion with respect to Mr. LeMaitre’s operating profit performance goal, as described above with respect to the other NEOs, the Compensation Committee approved an annual cash bonus payment to Mr. LeMaitre of $105,603, or 41% of his base salary. The bonus payment represented 18% of base salary payment for achieving target net sales, 15% for achieving operating income satisfactory to the Compensation Committee upon its review of the performance as compared to the Board’s expectations during the initial public offering process, 4% for completion of the initial public offering, 2% for the completed relocation of Phoenix manufacturing and 2% for the completed divestiture of certain assets related to a discontinued product line.

Equity Grants. Mr. LeMaitre did not request, and the Compensation Committee did not award Mr. LeMaitre any equity-based compensation.

Determination of 2007 Compensation

In November 2006 the Chief Executive Officer undertook review of executive compensation at 20 public medical device peer companies and provided a report to the Compensation Committee. The report included a review and analysis of base salary, cash bonus, and total cash compensation for each officer, including the NEOs. For purposes of the annual executive compensation review performed by the Compensation Committee in November, 2006, the peer group companies were comprised of vascular device companies as well as selected other medical device companies that had recently completed the initial public offering process. The peer group consisted of the following companies: Abiomed, Alphatec Holdings, AngioDynamics, Atricure, Cardica, Cynosure, Endologix, ev3, FoxHollow Technologies, Home Diagnostics, Kensey-Nash, Merit Medical, Micrus Endovascular, NUCRYST Pharmaceuticals, NxStage Medical, Possis Medical, Spectranetics, Vascular Solutions, VNUS Medical Technologies, and Volcano. Abiomed, Alphatec, Atricure, Cardica, Cynosure, Home Diagnostics, Micrus Endovascular, NUCRYST Pharmaceuticals, NxStage Medical, Spectranetics and Volcano were added to the peer group either as examples of recently public medical device companies or in recognition that they should be part of our long term compensation peer group based upon an analysis of company characteristics and industry focus. The Compensation Committee’s compensation objectives were to target the NEOs’ total cash compensation at approximately the median of these peer companies.

For 2007, the Compensation Committee targeted the total target cash compensation level for each executive officer at approximately the median for most NEO positions. The Compensation Committee recognized, however, that in some cases compensating at this level for some executive officers may occur in steps. The Compensation Committee also recognized to motivate and retain the best talent among our executive officers, it may be necessary to set total compensation with executive officers that deviates from the general philosophy of targeting the median. Total cash compensation for each executive officer is determined based on benchmarking, the individual executive’s performance over the review period and over time and the annual performance of the Company, in light of the equity position held by the executive and the amount of the executive’s potential gain from an appreciation in value of the executive’s equity. To assist the Compensation Committee in its annual review of executive performance, which took place on November 21, 2006, the Chief Executive Officer provided recommendations to the Compensation Committee, as occurred during the executive compensation review in November 2005.

The amount of the 2007 base salary increases varied by NEO, and resulted in an overall increase to the NEO payroll of 6%. Salary increases for the executive officers, other than Chief Executive Officer, ranged from 4% to 7%. The 2007 base salaries approved for the NEOs by the Compensation Committee on November 21, 2006 are as follows, with the exception of Mr. LeMaitre: Mr. Roberts’ base salary is $236,000; Mr. Gebauer’s base salary is $234,438; Mr. Pellegrino’s base salary is $212,500; and Mr. Kelly’s base salary is $195,417. Mr. Gebauer also will receive a car allowance of €1,624.44 per month during 2007.

In its November 2006 meeting, the Compensation Committee also approved annual cash bonus eligibility for 2007 under our Management Incentive Compensation Plan. For all NEOs other than the Chief Executive Officer, 2007 potential cash bonuses average 31% and ranged from 24% to 37% of base salary at targeted performance levels and averaged 42% and ranged from 29% to 54% at maximum payment levels for superior performance. The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below. All bonuses paid under this program are expected to be paid in January 2008, except that Mr. Kelly’s plan contains quarterly revenue and other milestone goals which are determined and paid out as achieved.

The performance measures for 2007 cash bonuses to NEOs are, as in 2006, based upon those operational, financial, product development and clinical goals that have been approved by the Board as our key performance objectives for the fiscal year: the achievement of targeted net sales, the completion of a material business development transaction, the achievement of certain clinical trial enrollment milestones, the on-time launch of certain new products, product enhancements or product line extensions, the development of a new manufacturing competency, the continued growth of our worldwide sales force, the continued geographic expansion of our sales force, and the achievement of a quality metric related to customer complaints. A bonus is separately payable for each performance measure; thus the Company’s failure to reach minimum threshold for one performance measure will result in no bonus payable for that measure, but could still result in a bonus payable for other performance measures, presuming the Company reached minimum threshold performance for such measures.

In addition, other individual pre-established performance goals and bonus opportunities were established and, as in 2006, varied in detail and subject matter based on each officer’s department. Examples of individual objectives included employee hiring and compensation goals, the achievement of revenue targets for our foreign subsidiaries, maintaining departmental spending below budgeted amounts, product-specific sales performance metrics, the achievement of a specified gross margin percentage target the receipt of certain foreign regulatory approvals, compliance with the internal controls requirements of Sarbanes-Oxley, and the avoidance of product backorders.

The Compensation Committee has chosen to continue making quarterly bonuses available to certain officers, including the President, International and the Vice President, North American Sales. We expect that quarterly performance targets for the President, International and the Vice President, North American Sales will relate primarily to quarterly net sales. Successful achievement of a quarterly performance objective will result in a cash payment of $10,000 and a grant of restricted stock units with a fair market value, on the date of grant, of $5,000, which would vest in equal installments over a period of five years.

We consider the specific goals for the performance measures to be confidential. Bonus goals are again intended to be highly challenging to the executive. They are set to be achievable, yet are at a level of difficulty which does not assure that the goals will be met. Possible outcomes range from nonpayment to payment of an additional amount for superior performance beyond expectation. We estimate that the annual performance goals for all executive officers will be achieved at the 90% level and quarterly bonus goals for all executive officers will be achieved at the 33% level. The Compensation Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

At its February 27, 2007 meeting, upon the recommendation of the Chief Executive Officer following a review of his then-current equity position, the Compensation Committee granted 10,000 restricted stock units to Mr. Kelly. These restricted stock units vest in equal annual installments over a period of five years. The closing price of our common stock on the date of this grant was $6.50 per share.

Chief Executive Officer 2007 Compensation

Base Salary. The Compensation Committee followed the same philosophy and process described above in determining compensation for George W. LeMaitre, our Chief Executive Officer. For purposes of determining chief executive officer compensation for 2007, the Compensation Committee considered chief executive officer compensation at the peer group companies described. The Compensation Committee targeted the Chief Executive Officer’s base salary and total cash compensation at the median of these peer companies. The 2007 base salary approved by the Compensation Committee on November 21, 2006 for Mr. LeMaitre was $270,000, a 4% increase from Mr. LeMaitre’s 2005 base salary.

Performance Bonus. The Compensation Committee established the target amount of and performance objectives for Mr. LeMaitre’s cash bonus at its November 21, 2005 meeting. The Compensation Committee set the target bonus opportunity for Mr. LeMaitre at $107,500, or 40% of his base salary, an 8% increase over the prior year’s target cash bonus, and the maximum bonus opportunity at $150,000, or 60% of base salary. The bonus is payable as follows: 60% of the bonus is based on our performance against minimum, target and maximum annual net sales thresholds, 20% of the bonus is based on our performance against minimum, target and maximum annual operating income thresholds, in each case with proration of bonus between such thresholds, and the remainder is based on the attainment of other key performance objectives for 2007, namely the completion of a material business development transaction, the achievement of certain clinical trial enrollment milestones, the on-time launch of certain new products, product enhancements or product line extensions, the development of a new manufacturing competency, the continued growth of our worldwide sales force, and the continued geographic expansion of our sales force.

Other Elements of Compensation

Medical Insurance. The NEOs receive such health and dental insurance as the Company may from time to time make available to other employees. All employees who choose Company-provided medical insurance, including the NEOs, contribute to medical insurance premiums on a pre-tax basis through payroll deductions.

Life and Disability Insurance. The NEOs receive such disability and/or life insurance as the Company makes available to all U.S.-based employees.

Flexible Spending Accounts. The Company makes it possible for U.S.-based employees, including the NEO’s, to pay for certain expenses not covered by traditional insurance plans by creating reimbursement accounts on a pre-tax basis.

401(k) Plan Matching. The Company has adopted a 401(k) matching plan, available to all U.S.-based employees, including the NEOs. Employees are permitted to contribute up to the amount permitted by federal tax regulations. The Company matches up to 3% of employee contributions, with the matching amount vesting over a period of six years, subject to continued employment.

Employee Stock Purchase Plan. The Company has adopted an employee stock purchase plan, available to all employees. Employees are permitted to set aside up to 10% of their base salary over a six month period to purchase our common stock at a 10% discount to the trading price on the last day of the period. Mr. LeMaitre is not eligible to participate in our employee stock purchase plan.

Policies with Respect to Equity Compensation Awards

The Compensation Committee approves all equity compensation award grants in advance at an in-person or telephonic meeting. If extraordinary circumstances arise necessitating such action, the Compensation Committee may approve an equity compensation award by unanimous consent in writing or by electronic transmission, rather than as part of a meeting. Any written or electronic consent is effective as of the latest date it is signed or transmitted, respectively, and, therefore, the effective grant date is never prior to the date the latest signature is given. The Board of Directors has not delegated to any individual the power or authority to grant equity compensation awards.

If the amount of an equity compensation award is to be determined by reference to a dollar value, the number of shares of subject to the award is calculated by dividing the dollar value of the award by the closing market price on the NASDAQ Stock Market of a share of the Company’s common stock on the effective date of grant. The exercise price of all stock options is equal to or greater than the closing market price on the NASDAQ Stock Market of a share of the Company’s common stock on the effective date of grant.

Grants to members of the Board of Directors are made in accordance with our Non-Employee Director Stock Option Grant Policy, which was approved by the Board of Directors on May 26, 2006, and which is described in the narrative section accompanying the Director Compensation table below. Grants to executive officers and other key employees are made upon a hire or promotion, in connection with a bonus plan, in recognition of a significant accomplishment, in connection with the completion of vesting of a previous grant, or, at the recommendation of the Chief Executive Officer, taking into account the officer’s performance and contribution, retention concerns, stock ownership and market information for our peer group, and the value of existing equity incentives. Grants to other employees are made pursuant to a program approved by the Compensation Committee on February 27, 2007, which the Compensation Committee may amend from time to time, which currently provides that each such employees will receive a grant of restricted stock units once per year with the amount to be determined based upon the level of the employee on the Company’s organizational chart, such amount to be determined by reference to a dollar value.

Tax and Accounting Considerations

Section 162(m ). Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2006, the Section 162(m) limitation had no impact on our after-tax compensation expense. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Code affects the payments of certain types of deferred compensation to key employees. While the Section 409A regulations have not become effective, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005, and Internal Revenue Service guidance

Accounting for Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment, which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Effective January 1, 2006, we adopted SFAS No. 123R. SFAS No. 123R requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123R using the prospective-transition method. As such, we will continue to apply APB 25 in future periods to equity awards outstanding at the date of SFAS No. 123R’s adoption that were measured using the minimum value method. In accordance with this standard, the prior period pro forma stock information has not been restated. In accordance with SFAS No. 123R, we will recognize the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

Financial Statement Restatements. We have not adopted a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute provides that, in the event that a U.S. public company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received by that person from the Company during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that twelve-month period.

Summary Compensation. The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal year ended December 31, 2006 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated persons serving as executive officers of the Company during fiscal year 2006 who received total compensation in excess of $100,000 in 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)		Stock Awards ($) (3)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($)		Total ($)
George W. LeMaitre Chairman, President and Chief Executive Officer	2006	$260,000		$40,000		$—		$—		$66,103		$6,686	(6)	$372,789

David B. Roberts Chief Financial Officer	2006	222,500		34,075	(7)	72,099	(8)	1,553	(9)	46,190		6,448	(10)	382,865

Peter R. Gebauer President, International Operations	2006	243,127	(11)	50,840	(11)(12)	80,895	(13)	1,606	(14)	49,179	(11)	40,527	(11)(15)	466,175	(11)

Joseph P. Pellegrino, Jr. Executive Vice President, Finance	2006	205,000		12,000		9,742	(16)	1,553	(17)	28,403		—		256,698

Kevin D. Kelly Vice President, North American Sales	2006	185,938		—		8,492	(18)	—		79,756		6,677	(19)	280,863

(1)	Column disclosing compensation under the heading” “Change In Pension Value And Nonqualified Deferred Compensation Earnings” is not included because no compensation in this category was awarded to, earned by, or paid to our named executive officers in 2006. The compensation in this table also does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate during 2006.
(2)	Includes annual cash incentives for awards earned for 2006 and paid in part in 2006 and in part in 2007 in the case of Mr. Roberts, Mr. Pellegrino and Mr. Kelly, and paid in 2007 in the case of Mr. LeMaitre and Mr. Gebauer. These cash incentive awards represent amount paid to each of Mr. LeMaitre, Mr. Roberts, Mr. Gebauer and Mr. Pellegrino as though certain individual Management Incentive Compensation Plan (2006) targets relating to operating profit and/or each officer’s departmental budget, as applicable, were achieved. As described above in the section entitled “Cash Bonus”, the compensation committee exercised its discretion to award these amounts to the above named officers because these bonus targets were not met as a result of the initial public offering.
(3)	These amounts represent stock based compensation expense for stock awards and restricted stock unit awards granted to each of Mr. Roberts, Mr. Gebauer, Mr. Pellegrino and Mr. Kelly as described in (8), (13), (16) and (18) below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. For a discussion of valuation assumptions see Note 1 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. No stock awards were granted to Mr. LeMaitre in 2006. No stock awards were granted to any of the above named officers prior to 2006, other than Mr. Roberts, who received a stock award for 252,852 shares of common stock in 1997.
(4)	These amounts represent stock based compensation expense for stock option awards granted to each of Mr. Roberts, Mr. Gebauer, and Mr. Pellegrino as described in (9), (14) and (17) below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. For a discussion of valuation assumptions see Note 1 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. No option awards were granted to each of Mr. LeMaitre and Mr. Kelly in fiscal 2006. All stock option awards granted to each of the above named officers prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with the awards prior to 2006.
(5)	Represents annual and quarterly cash incentive awards earned for 2006 and paid in part in 2006 and in part in 2007 in the case of Mr. Roberts, Mr. Pellegrino and Mr. Kelly, and paid in 2007 in the case of Mr. LeMaitre and Mr. Gebauer. The awards are described in more detail above in the section entitled “Cash Bonus”.

(6)	Represents a matching contribution under a 401(k) compensation plan in the amount of $6,600 and long-term care insurance premium of $86.
(7)	Includes annual cash incentives for awards earned for 2006 and paid in 2007. These cash incentive awards represent amount paid to Mr. Roberts as though certain individual Management Incentive Compensation Plan (2006) targets relating to our initial public offering and an acquisition of another company were achieved. As described above in the section entitled “Cash Bonus”, the compensation committee exercised its discretion to award these amounts to Mr. Roberts even though the bonus targets were not met.
(8)	Represents stock-based compensation expense recognized as described in (2) above of $71,662 for a stock award of 11,806 shares granted on December 22, 2006 to Mr. Roberts and $437 for a restricted stock unit award for 10,000 shares granted on December 22, 2006 to Mr. Roberts. The restricted stock units are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and 1/3 on the next two anniversaries thereafter. At December 31, 2006, there was approximately $47,860 of unamortized stock-based compensation expense related to the restricted stock unit award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(9)	Represents stock-based compensation expense recognized as described in (3) above for a stock option award to purchase 25,000 shares of our common stock at an exercise price of $5.95 per share, granted to Mr. Roberts on November 21, 2006. The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and 20% on the next four anniversaries thereafter. At December 31, 2006, there was approximately $67,720 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(10)	Represents a matching contribution under a 401(k) compensation plan in the amount of $6,461 and long-term care insurance premium of $142.
(11)	$221,117 of salary, $11,994 of non-equity incentive plan compensation, $17,452 of all other compensation and $250,563 of total compensation were paid in Euros. Dollar amounts are based on the rate of € to U.S. $1.3203 as of December 31, 2006.
(12)	Includes a $34,860 cash incentive bonus paid to Mr. Gebauer upon completion of the Company’s initial public offering pursuant to his employment agreement.
(13)	Represents stock-based compensation expense recognized as described in (2) above of $80,458 for a stock award of 13,255 shares granted on December 22, 2006 to Mr. Gebauer and $437 for a restricted stock unit award for 10,000 shares granted on December 22, 2006 to Mr. Gebauer. The restricted stock units are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and 1/3 on the next two anniversaries thereafter. At December 31, 2006, there was approximately $47,860 of unamortized stock-based compensation expense related to the restricted stock unit award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(14)	Represents stock-based compensation expense recognized as described in (3) above for a stock option award to purchase 2,021 shares of our common stock at an exercise price of $12.37 per share, granted to Mr. Gebauer on April 26, 2006. The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and 20% on the next four anniversaries thereafter. At December 31, 2006, there was approximately $10,132 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(15)	Represents $9,299 for private health insurance, $4,630 for a travel expenses to and from the U.S. and $3,508 for a tax consultant services paid in Euros and a tax reimbursement payment in the amount of $22,276, a matching contribution under a 401(k) compensation plan in the amount of $672 and long-term care insurance premium of $142 paid in U.S. Dollars. Dollar amounts for perquisites paid in Euros are based on the rate of € to U.S. $1.3203 as of December 31, 2006. Mr. Gebauer’s 2006 tax reimbursement payment, which amount is equal to an amount on an after-tax basis equal to the difference between (a) the income tax Mr. Gebauer was actually required to pay in Germany on account of amounts paid to him by LeMaitre Vascular GmbH in a calendar year, after giving effect to split pay, and (b) the amount Mr. Gebauer would otherwise be required to pay on account of such amounts for that year had he been a resident and solely working in Massachusetts during that year. This amount is paid in four equal quarterly installments.
(16)	Represents stock-based compensation expense recognized as described in (2) above of $9,305 for a stock award of 1,533 shares granted on December 22, 2006 to Mr. Pellegrino and $437 for a restricted stock unit award for 10,000 shares granted on December 22, 2006 to Mr. Pellegrino. The restricted stock units are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and 1/3 on the next two anniversaries thereafter. At December 31, 2006, there was approximately $47,860 of unamortized stock-based compensation expense related to the restricted stock unit award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(17)	Represents stock-based compensation expense recognized as described in (3) above for a stock option award to purchase 25,000 shares of our common stock at an exercise price of $5.95 per share, granted to Mr. Pellegrino on November 21, 2006. The option award is subject to vesting at the rate of 20% on the first anniversary of the grant date and 20% on the next four anniversaries thereafter. At December 31, 2006, there was approximately $67,720 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(18)

Represents stock-based compensation expense recognized as described in (2) above of $8,273 for a stock award of 1,363 shares granted on December 22, 2006 to Mr. Kelly and $219 for a restricted stock unit award for 5,000 shares granted on December 22, 2006 to Mr. Kelly. The restricted stock units are subject to vesting at a rate of 1/3 on the first anniversary of the grant date and 1/3 on the next two anniversaries thereafter. At December 31, 2006, there was approximately $23,930 of unamortized stock-based compensation expense related to the restricted stock unit award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(19)	Represents a matching contribution under a 401(k) compensation plan in the amount of $6,600 and long-term care insurance premium of $77.

Grants of Plan-Based Awards. The following table sets forth information concerning the terms of grants of our common stock, stock options and restricted stock units made to each of the NEOs during the fiscal year ended December 31, 2006 pursuant to the Company’s 2006 Stock Option and Incentive Plan.

Grants of Plan-Based Awards (1)

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)				Estimated Possible Payouts Under Equity Incentive Plan Awards (4)			All other Stock Awards: Number of Shares of Stock or units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)		Maximum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
George W. LeMaitre		$—		$101,000	$151,000	—	—	—	—		—			—		—

David B. Roberts	11/21/06 12/22/06 12/22/06	— — — —		$73,500 — — —	$98,875 — — —	— — — —	— — — —	— — — —	— — 11,806 10,000	(6) (7)	— 25,000 — —	(5)	$	— 5.95 — —	$ $ $	— 69,273 71,662 48,293

Peter R. Gebauer	01/25/06 04/26/06 07/26/06 11/21/06 12/22/06 12/22/06	— — — — — — —	$ $ $ $ $	64,900 10,000 10,000 10,000 10,000 — —	$93,660 — — — — — —	— — — — — — —	— 2,021 2,021 2,021 4,201 — —	— — — — — — —	— — — — — 13,255 10,000	(9) (10)	— — 2,021 — — — —	(8)	$	— — 12.37 — — — —	$ $ $	— — 11,738 — — 80,458 48,293

Joseph P. Pellegrino, Jr.	11/21/06 12/22/06 12/22/06	— — — —		$46,000 — — —	— — — —	— — — —	— — — —	— — — —	— — 1,533 10,000	(12) (13)	— 25,000 — —	(11)	$	— 5.95 — —	$ $ $	— 69,273 9,305 48,293

Kevin D. Kelly	01/25/06 04/26/06 07/26/06 11/21/06 12/22/06 12/22/06	— — — — — — —	$ $ $ $ $	61,062 10,000 10,000 10,000 10,000 — —	$87,328 — — — — — —	— — — — — — —	— 2,021 2,021 2,021 4,201 — —	— — — — — — —	— — — — — 1,363 5,000	(14) (15)	— — — — — — —			— — — — — — —	$ $	— — — — — 8,273 24,196

(1)	Columns disclosing grants of plan-based awards under the headings “All other Option Awards: Number of Securities Underlying Options and “Exercise or Base Price of Options Awards” are not included in this table because no plan-based grants in these categories were granted to our named executive officers in 2006.
(2)	Includes annual and quarterly cash incentive awards earned for 2006 and paid in part in 2006 and in part in 2007 in the case of Mr. Roberts, Mr. Pellegrino and Mr. Kelly, and in 2007 in the case of Mr. LeMaitre and Mr. Gebauer. The awards are described in more detail above in the section entitled “Cash Bonus”.
(3)	Includes quarterly cash incentive awards earned for 2006 and paid in part in 2006 and in part in 2007 for each of Mr. Gebauer and Mr. Kelly. The awards are described in more detail above in the section entitled “Cash Bonus”.
(4)	Represents quarterly equity incentive awards earned for 2006 and granted in 2006. The awards are described in more detail above in the section entitled “Long Term Incentive Compensation”.
(5)	Represents an option to purchase 25,000 shares of our common stock at an exercise price of $5.95 per share granted to Mr. Roberts on November 21, 2006, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vest annually at a rate of 20% per year.

(6)	Represents an award of 11,806 shares or our common stock granted to Mr. Roberts on December 22, 2006. All shares issued were fully vested at the time of grant.
(7)	Represents a restricted stock unit award for 10,000 shares of our common stock granted to Mr. Roberts on December 22, 2006, which is subject to vesting at the rate of 1/3 on the first anniversary of the grant date and the remainder vest annually at a rate of 1/3 per year.
(8)	Represents an option to purchase 2,021 shares of our common stock at an exercise price of $12.37 per share granted to Mr. Gebauer on April 26, 2006, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vest annually at a rate of 20% per year.
(9)	Represents an award of 13,255 shares or our common stock granted to Mr. Gebauer on December 22, 2006. All shares issued were fully vested at the time of grant.
(10)	Represents a restricted stock unit award for 10,000 shares of our common stock granted to Mr. Gebauer on December 22, 2006, which is subject to vesting at the rate of 1/3 on the first anniversary of the grant date and the remainder vest annually at a rate of 1/3 per year.
(11)	Represents an option to purchase 25,000 shares of our common stock at an exercise price of $5.95 per share granted to Mr. Pellegrino on November 21, 2006, which is subject to vesting at the rate of 20% on the first anniversary of the grant date and the remainder vest annually at a rate of 20% per year.
(12)	Represents an award of 1,533 shares or our common stock granted to Mr. Pellegrino on December 22, 2006. All shares issued were fully vested at the time of grant.
(13)	Represents a restricted stock unit award for 10,000 shares of our common stock granted to Mr. Pellegrino on December 22, 2006, which is subject to vesting at the rate of 1/3 on the first anniversary of the grant date and the remainder vest annually at a rate of 1/3 per year.
(14)	Represents an award of 1,363 shares or our common stock granted to Mr. Kelly on December 22, 2006. All shares issued were fully vested at the time of grant.
(15)	Represents a restricted stock unit award for 5,000 shares of our common stock granted to Mr. Kelly on December 22, 2006, which is subject to vesting at the rate of 1/3 on the first anniversary of the grant date and the remainder vest annually at a rate of 1/3 per year.

Option Exercises and Unexercised Option Holdings. The following table sets forth certain information regarding the number and value of exercisable options by each of the NEOs as of December 31, 2006 and the number and value of unexercised options held by each of the NEOs as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End (1)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
George W. LeMaitre	—		—			—	—	—			—
David B. Roberts	44,580 74,000 — —	(2) (3)	— 18,500 25,000 —	(4)	$ $ $	1.29 7.44 5.95 —	09/30/07 10/20/12 11/20/13 —	— — — 10,000	(5)	$	— — — 60,000
Peter R. Gebauer	322,678 55,500 — —	(6) (7)	— 37,000 2,021 —	(8)	$ $ $	0.10 8.37 12.37 —	— 09/21/13 04/25/13 —	— — — 10,000	(9)	$	— — — 60,000
Joseph P. Pellegrino, Jr.	25,000 — —	(10)	75,000 25,000 —	(11)	$ $	11.78 5.95 —	12/21/15 11/20/13 —	— — 10,000	(12)	$	— — 60,000
Kevin D. Kelly	26,750 —	(13)	40,123 —			$10.45 —	01/26/15 —	— 5,000	(14)	$	— 30,000

(1)	Columns disclosing outstanding equity awards at fiscal year end under the headings “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options”, “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested” are not included in this table because no equity awards were outstanding in these categories for the fiscal year ending 2006.
(2)	100% of the options in this grant were vested as of October 15, 2002.
(3)	20% of the shares in this grant vested on October 21, 2003 and the remainder vest annually at the rate of 20% per year.
(4)	20% of the shares in this grant vested on November 21, 2007 and the remainder vest annually at the rate of 20% per year.
(5)	1/3 of the units in this award vest on December 22, 2007 and the remainder vest annually at the rate of 1/3 per year.
(6)	100% of the options in this grant were vested as of May 15, 2003.
(7)	20% of the shares in this grant vested on September 22, 2004 and the remainder vest annually at the rate of 20% per year.
(8)	20% of the shares in this grant vested on April 26, 2007 and the remainder vest annually at the rate of 20% per year.
(9)	1/3 of the units in this award vest on December 22, 2007 and the remainder vest annually at the rate of 1/3 per year.
(10)	25% of the shares in this grant vested on December 22, 2006 and the remainder vest annually at the rate of 25% per year.
(11)	20% of the shares in this grant vested on November 21, 2007 and the remainder vest annually at the rate of 20% per year.
(12)	1/3 of the units in this award vest on December 22, 2007 and the remainder vest annually at the rate of 1/3 per year.
(13)	20% of the shares in this grant vested on January 27, 2006 and the remainder vest annually at the rate of 20% per year.
(14)	1/3 of the units in this award vest on December 22, 2007 and the remainder vest annually at the rate of 1/3 per year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
George W. LeMaitre	—	—	—	—
David B. Roberts	—	—	11,806	$71,662
Peter R. Gebauer	19,004	$223,106	13,255	$80,458
Joseph P. Pellegrino, Jr.	—	—	1,533	$9,305
Kevin D. Kelly	—	—	1,363	$8,273

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of common stock underlying the options.
(2)	Represents fully vested stock awards to each of Mr. Roberts, Mr. Gebauer, Mr. Pellegrino and Mr. Kelly in December 2006.
(3)	Value realized is calculated on the basis of the closing price of our common stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of common stock the vested.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by the Company at December 31, 2006 and, as a result, there is not a pension benefits table included in this proxy statement.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans maintained by the Company at December 31, 2006 and, as a result, there is not a nonqualified deferred compensation table included in this proxy statement.

Potential Payments Upon Termination or Change-in-Control

The following summaries set forth potential payments payable to our executive officers as at December 31, 2006 upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

George W. LeMaitre. Pursuant to the terms of his employment agreement, dated October 10, 2005, if Mr. LeMaitre terminates his employment for good reason, as defined in the agreement, or if we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equivalent to two weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$140,000	$140,000	$—	$—	$—	$—	$140,000
Health Care Benefits	—	1,333	1,333	—	—	—	—	1,333
Total	—	$141,333	$141,333	—	—	—	—	$141,333

David B. Roberts. Pursuant to the terms of his employment agreement, dated June 20, 2006, if we terminate Mr. Roberts’ employment without cause, as defined in the agreement, he is entitled to a lump sum payment equivalent to four weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$154,038	$—	$—	$—	$—	$—	$154,038
Health Care Benefits	—	4,527	—	—	—	—	—	4,527
Total	—	$158,565	—	—	—	—	—	$158,565

Peter R. Gebauer. Pursuant to the terms of his employment agreement, dated September 12, 2003, we may terminate Mr. Gebauer’s employment for death, disability, breach of the agreement or cause, each as defined in the employment agreement. We may also terminate Mr. Gebauer’s employment for any reason upon ten days prior written notice to Mr. Gebauer, provided that we pay him a lump sum payment of $90,000, unless such termination is pursuant to the sale of all or substantially all of our assets, in which case the lump sum severance payment would be the equivalent of Mr. Gebauer’s then-current base salary. Mr. Gebauer’s cash bonus becomes vested and payable on December 31 each year and thus if he is terminated, voluntarily or involuntarily, on or after December 31 of a given year, but prior to payment of the annual cash bonus with respect to such year, he is entitled to receive payment of his annual cash bonus for such year following any such termination. If Mr. Gebauer is terminated, voluntarily or involuntarily, prior to the vesting of his annual cash bonus, then he is not entitled to receive payment of his annual cash bonus. Additionally, if Mr. Gebauer is terminated, voluntarily or involuntarily, all expenses incurred by him in connection with his relocation back to the U.S. shall be reimbursed up to an amount equal to $74,800.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$90,000	$—	$—	$—	$—	$—	$243,127	(1)
Pro Rata Bonus (2)	64,659	64,659	64,659	64,659	64,659	64,659	64,659	64,659
Other Perquisites (3)	74,800	74,800	74,800	74,800	74,800	74,800	74,800	74,800
Total	$139,459	$229,459	$139,459	$139,459	$139,459	$139,459	$139,459	$382,586

(1)	$221,117 payment upon termination without cause after change of control is based upon salary paid in Euros in fiscal 2006. Dollar amounts are based on the rate of € to U.S. $1.3203 as of December 31, 2006.
(2)	Consists of cash bonus payments earned in 2006, in which Mr. Gebauer became vested on December 31, 2006.
(3)	Consists of expenses incurred in connection with relocation back to the U.S. which shall be reimbursed up to an amount equal to $74,800.

Joseph P. Pellegrino, Jr. Pursuant to the terms of his employment agreement, dated April 20, 2006, either we or Mr. Pellegrino may terminate his employment at any time. If we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equal to (i) the greater of $50,000 or the equivalent of two weeks of base salary per each completed twelve-month period of service as of the date of termination if the termination occurs prior to December 11, 2009, or (ii) the greater of $100,000 or the equivalent of two weeks of base salary per each completed twelve-month period of service as of the date of termination if the termination occurs on or after December 11, 2009.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$—	$50,000	$—	$—	$—	$—	$—	$50,000
Total	—	$50,000	—	—	—	—	—	$50,000

Kevin D. Kelly. Pursuant to the terms of his employment agreement, dated May 23, 2005, either we or Mr. Kelly may terminate his employment at any time. If Mr. Kelly terminates his employment for good reason, as defined in the agreement, or we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equivalent to six months of his base salary as of the date of termination.

Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	$0	$92,969	$92,969	$0	$0	$0	$0	$92,969
Health Care Benefits	—	3,269	3,269	—	—	—	—	3,269
Total	—	$96,238	$96,238	—	—	—	—	$96,238

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to U.S. based salaried employees upon termination of employment. These include:

•	accrued vacation pay; and

•	life insurance proceeds in the event of death or disability benefits in the event of disability.

Director Compensation (1)

Name	Fees Earned or Paid in Cash ($) (2)		Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		All other Compensation ($)		Total ($)
Duane M. DeSisto	$11,215		$1,992	$31,787	$—		$—		$44,994
David N. Gill	13,728		1,992	31,787	—		—		47,505
Michael C. Jackson (5)	12,212		2,542	12,990	—		—		27,444
Lawrence J. Jasinski	13.717		2,344	17,178	—		—		33,239
Cornelia W. LeMaitre	—		—	—	—	(6)	—	(7)	—	(8)
George D. LeMaitre, M.D.	2,000	(9)	—	—	—	(6)	—	(10)	2,000	(11)
Guido J. Neels	9,019		1,992	31,787	—		—		42,798

(1)	Column disclosing compensation under the heading “Change In Pension Value And Nonqualified Deferred Compensation Earnings” is not included because no compensation in this category was awarded to, earned by, or paid to our directors in 2006.
(2)	Represents fees earned in 2006 pursuant to our Non-Employee Director Compensation Policy discussed above.
(3)	Represents stock-based compensation expense for fiscal 2006 for (i) stock awards of 305 shares of common stock and restricted stock unit awards for 2,500 shares of common stock granted on December 22, 2006 to each of Mr. DeSisto, Mr. Gill and Mr. Neels, (ii) stock award of 363 shares of common stock and restricted stock unit awards for 2,500 to shares of common stock granted on December 22, 2006 to Mr. Jasinski and (iii) stock award of 396 shares of common stock and restricted stock unit awards for 2,500 to shares of common stock granted on December 22, 2006 to Housatonic Equity Investors LP. Stock-based compensation expense for these awards were calculated in accordance with SFAS No. 123(R) and are being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. For a discussion of valuation assumptions see Note 1 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The stock awards were fully vested at the time of grant and the restricted stock unit awards are subject to vesting at a rate of one-third on each one-year anniversary of the grant commencing on the first anniversary. As of December 31, 2006, Mr. DeSisto, Mr. Gill and Mr. Neels held 305 fully vested shares of common stock and 2,195 unvested restricted stock units. At December 31, 2006, there was approximately $45,105 of unamortized stock-based compensation expense related to the restricted stock unit awards granted to Mr. DeSisto, Mr. Gill and Mr. Neels. excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award. As of December 31, 2006, Mr. Jasinski held 363 fully vested shares of common stock and 2,500 unvested restricted stock units. At December 31, 2006, there was approximately $15,035 of unamortized stock-based compensation expense related to the restricted stock unit awards granted to Mr. Jasinski excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award. As of December 31, 2006, Housatonic Equity Investors LP held 396 fully vested shares of common stock and 2,500 unvested restricted stock units. At December 31, 2006, there was approximately $15,035 of unamortized stock-based compensation expense related to the restricted stock unit awards granted to Housatonic Equity Investors LP excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(4)

Represents stock-based compensation expense for fiscal 2006 for stock option awards granted in 2006 to each of Messrs. DeSisto, Gill, Jasinski and Neels. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. For a discussion of valuation assumptions see Note 1 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. In April 2006, we awarded (i) each of Messrs. DeSisto, Gill, and Neels a one-time stock option award to purchase 20,000 shares of our common stock at an exercise price of $12.37 per share, (ii) Housatonic Equity Investors LP a one-time stock option award to purchase 8,170 shares of our common stock at an exercise price of $12.37 per share and (iii) Mr. Jasinski a one-time stock option award to purchase 10,809 shares of our common stock at an exercise price of $12.37 per share, each of which will vest at a rate of 25% on each one-year anniversary of the grant commencing on the first anniversary. At December 31, 2006, there was approximately $425,738 of unamortized stock-based compensation expense related to these awards excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the awards. As of December 31, 2006, each of Messrs. DeSisto, Gill, and Neels held 20,000 outstanding options outstanding of which none were exercisable. As of December 31, 2006, Housatonic Equity Investors LP held 20,000 outstanding options of which 7,165 were exercisable and Mr. Jasinski held 20,000 outstanding options, of which 4,682 were exercisable.

(5)	All director compensation earned by Michael Jackson for his services as a director is paid to Housatonic Equity Investors L.P. Housatonic Equity Investors I, LLC is the general partner of Housatonic Equity Investors, L.P. William N. Thorndike, Jr. is the managing director of Housatonic Equity Investors I, LLC and William N. Thorndike, Jr., Barry D. Reynolds, Michael C. Jackson and Eliot Wadsworth II are the managers of Housatonic Equity Investors I, LLC. As such, Mr. Jackson may be deemed to share voting and investment power with respect to all shares held by such entity. Mr. Jackson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(6)	Excludes annual cash incentive awards earned for 2006 and paid in 2007 to each of Mrs. LeMaitre and Dr. LeMaitre in the amount of 15,513.
(7)	Excludes trust insurance in the amount of $6,464 for trust insurance, a gross up of the trust insurance payment in the amount of $3,885, a matching contribution under a 401(k) compensation plan in the amount of $2,577 and long-term care insurance premium of $538.
(8)	Excludes salary and bonus compensation for Mrs. LeMaitre as an employee of the Company. If she were a named executive officer, the Company would report an annual salary of $75,000 and a bonus of $12,500.
(9)	Dr. LeMaitre received $2,000 for services as board member prior to the date on which the Company adopted its current non-employee director policy. He no longer receives cash compensation for his service as a member of the Board of Directors.
(10)	Excludes a matching contribution under a 401(k) compensation plan in the amount of $1,980 and long-term care insurance premium of $655.
(11)	Excludes salary and bonus compensation for Dr. LeMaitre as an employee of the Company. If he were a named executive officer, the Company would report an annual salary of $85,000 and a bonus of $12,500.

Employee directors do not receive cash compensation for their service as members of the Board of Directors. During 2007, in accordance with the Company’s compensation program for non-employee directors, non-employee directors receive an annual retainer for Board membership of $10,000 and an annual retainer for each committee membership of $1,000. The chairmen of our committees receive an annual retainer of $5,000 except that the chairman of the Audit Committee receives an annual retainer of $15,000. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the Board of Directors during any calendar year. Non-employee directors also receive a fee of $2,000 for each regularly scheduled quarterly Board meeting attended in person, $1,000 for each regularly scheduled quarterly Board meeting attended by telephone or videoconferencing, $500 for each special Board meeting attended either in person or by telephone or videoconferencing, and $500 for each committee meeting attended either in person or by telephone or teleconference.

Upon their initial election or appointment to the Board of Directors, non-employee directors receive an option to purchase 20,000 shares of the Company’s Common Stock, subject to vesting in three equal annual installments based upon continued service to the Company. In addition, thereafter, each non-employee director receives an option to purchase 7,500 shares of our common stock at the first Board meeting following each annual meeting of our stockholders, provided, he or she has served as a director for at least six months.

All of the directors are reimbursed for out-of-pocket expenses incurred on the Company’s behalf, and all of the directors are eligible to participate in the 2006 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans. The following table provides information as of December 31, 2006 with respect to the Company’s equity compensation plans under which shares of the Company’s Common Stock are authorized for issuance, consisting of the Company’s 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan and 2004 Stock Option Plan, the 2006 Employee Stock Purchase Plan and the 2006 Stock Option and Incentive Plan. Each of the Company’s equity compensation plans were previously approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,601,254	$6.07	612,928
Equity compensation plans not approved by security holders	—	—	—

Total	1,601,254	$6.07	612,928

Stock Plans

As of December 31, 2006 the Company had two equity compensation plans, including an employee stock purchase plan, under which it was granting stock options and shares of unvested stock. The Company is currently granting stock-based awards from its 2006 Employee Stock Purchase Plan and the 2006 Stock Option and Incentive Plan, which are administered by the Compensation Committee of the Board of Directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Audit Committee is responsible for our policies and procedures for the review, approval and ratification of transactions between ourselves and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons, or related person transactions, under our related person transaction approval policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we have entered into or propose to enter into from time to time with third parties. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts or other legal or business arrangements with us and will be checked prior to entering into any new transaction, contract or other legal or business arrangement. To the extent that it is determined that we have entered into or may enter into a transaction, contract or other legal or business arrangement (including any modification or addition to an existing contract or arrangement) with a related person, our General Counsel is notified.

Prior to our entering into any such transaction or arrangement, the General Counsel reviews the applicable rules and determines whether the contemplated transaction or arrangement requires the approval of our Board of Directors, the Audit Committee, or both, and any such approvals will be obtained before the transaction may be consummated. No arrangement with a related person may be entered into unless the General Counsel has either (i) specifically confirmed in writing that no further approvals are necessary or (ii) specifically confirmed in writing that all requisite corporate approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires both Board of Directors and Audit Committee approval, the Audit Committee will first be asked to consider and vote on the transaction. The Audit Committee would then make a recommendation to the full Board of Directors for its consideration before the transaction may be entered into.

Except as disclosed below or elsewhere in this Proxy Statement, there were no transactions with any of directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, during 2006.

We are party to an agreement with Housatonic Partners providing for rights to register under the Securities Act the shares of our common stock.

George D. LeMaitre, our founder, chair of our scientific advisory board and a director and Cornelia W. LeMaitre, our Vice President, Human Resources and a director each receive compensation as employees. For more information regarding their compensation, see footnotes (6) through (11) in the Director Compensation Table above.

We have employment agreements with each of Mr. LeMaitre, Mr. Roberts, Mr. Gebauer, Mr. Pellegrino and Mr. Kelly, which provide for certain salary, bonus, stock option and severance compensation. For more information regarding these agreements, see “Executive Compensation—Potential Payment Upon Termination or Change-in-Control.”

INDEMNIFICATION MATTERS

The Company has entered into indemnification agreements with each of its directors and Named Executive Officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company has purchased primary and excess directors’ and officers’ liability insurance from National Union Fire Insurance Company of Pittsburgh, Pa., Old Republic Insurance Company, and ACE American Insurance Company covering all of the Company’s directors and Named Executive Officers at an annual premium cost of $357,100.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Board of Directors currently consists of nine members. The Company’s amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated George W. LeMaitre, David B. Roberts and Michael C. Jackson and recommended that each be elected to the Board of Directors as a class I director, each to hold office until the annual meeting of stockholders to be held in the year 2010 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. LeMaitre, Mr. Roberts and Mr. Jackson are class I directors whose terms expire at this annual meeting. The Board of Directors is also comprised of (i) three class II directors (George D. LeMaitre, M.D., Duane M. DeSisto and Guido J. Neels), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008 and (ii) three class III Directors (Cornelia W. LeMaitre, Lawrence J. Jasinski, and David N. Gill) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009. Mr. LeMaitre serves as the Chief Executive Officer.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class I Directors:
George W. LeMaitre 1992	Chairman of the Board, President and Chief Executive Officer	2007	I
David B. Roberts 2001	Chief Financial Officer and Director	2007	I
Michael C. Jackson 2005	Director	2007	I

Continuing Directors:
George D. LeMaitre, M.D. 1983	Director	2008	II
Duane M. DeSisto 2006	Director	2008	II
Guido J. Neels 2006	Director	2008	II
Cornelia W. LeMaitre 1992	Vice President, Human Resources and Director	2009	III
Lawrence J. Jasinski 2003	Director	2009	III
David N. Gill 2006	Director	2009	III

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP, independent registered public accountants, to serve as independent registered public accountants for its 2007 fiscal year. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1998. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young LLP for its 2007 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of registered public accountants is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Ernst & Young LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit Committee and its activities with Ernst & Young LLP, see “Meetings and Committees of the Board of Directors” and “Report of the Audit Committee of the Board of Directors.”

Representatives of Ernst & Young LLP attended all in-person meetings of the Audit Committee in 2006. We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young LLP to the Company during the fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$1,122,340	$120,000
Audit-Related Fees	—	20,000
Tax Fees	107,840	24,050
All Other Fees	—	—

Total	$1,230,210	$164,050

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission. This amount for 2006 includes $928,575 related to work performed in connection with our initial public offering.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance. The Audit Committee has determined that the provision of these services to us by Ernst & Young LLP is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LEMAITRE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting. If any other matters are properly brought before the Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2008 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than December 31, 2007. Any such proposal must comply with the rules and regulations of the SEC.

The Company’s by-laws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the annual meeting without inclusion in the Company’s proxy statement for that meeting. Written notice of such stockholder proposals for the 2008 Annual Meeting of the Company—other than one that will be included in the Company’s Proxy Statement—must be received by the Secretary of the Company at the Company’s principal executive offices between February 6, 2008 and March 8, 2008 in order to be considered timely, unless our 2008 annual meeting of stockholders is scheduled to take place before May 6, 2008 or after August 6, 2008. Our By-Laws state that the stockholder must provide timely written notice of such nomination or proposal as well as be present at such meeting, either in person or by a representative. A stockholders’ notice shall be timely received by the Company at its principal executive office not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by LeMaitre at its principal executive office not later than the close of business on the later of (a) the ninetieth (90th ) day prior to the scheduled date of such annual meeting or (b) the tenth (10th ) day following the day on which public announcement of the date of such annual meeting is first made by LeMaitre. Any such proposal should be mailed to the Company at its principal executive office, Attention: Secretary. Any proposal to be considered for inclusion at the annual meeting must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such action. The matters proposed to be brought before the meeting also must be the proper matters for stockholder action.

If a stockholder who wishes to present a proposal fails to notify the Company by December 31, 2007 and such proposal is brought before the 2008 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by outside proxy solicitation services also may be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

The contents of and the sending of this Proxy Statement have been approved by the Board of Directors of the Company.

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

Our 2006 Annual Report, including audited financial statements for the fiscal year ended December 31, 2006, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, the Company has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if the Company has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, the Company will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary. If your household is receiving multiple copies of the Company’s Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary.

PROXY

LeMaitre Vascular, Inc.

Proxy for Annual Meeting of Stockholders

June 6, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of LeMaitre Vascular, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Aaron M. Grossman and Joseph P. Pellegrino, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Goodwin Procter LLP, 24th Floor, 53 State Street, Exchange Place, Boston, Massachusetts 02109 on June 6, 2007 at 10:00 a.m., local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS OR “FOR” THE PROPOSAL IN ITEM TWO.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE                                                                              SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

LEMAITRE VASCULAR, INC.

C/O Mellon Investor Services

111 Founders Plaza

Suite 1100

Hartford, CT 06108

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

☒ Please mark votes as in this example.

LEMAITRE VASCULAR, INC.

1. To elect three members to the Board of Directors each to serve for a three year term as Class I Director:

The Board of Directors recommends a vote FOR the Nominees:	For	Withheld

(01) George W. LeMaitre	☐	☐

(02) Michael C. Jackson	☐	☐

(03) David B. Roberts	☐	☐

2. To ratify Ernst & Young LLP as independent auditors for 2007.	For	Against	Abstain

The Board of Directors recommends a vote FOR proposal 2.	☐	☐	☐

3. To transact such other business as may properly come before the meeting and any adjournments thereof.

For address changes/comments, please check this box and write them on the back where indicated	Yes	No
	☐	☐

Please indicate if you plan to attend this meeting	Yes	No
	☐	☐

Please sign exactly as your name appears hereon. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date